                     [COX CABLE COMMUNICATIONS LETTERHEAD]



                         February 24, 1993



Mr. Ajit Dalvi
Senior Vice President
   of Marketing & Programming
Cox Cable Communications
1400 Lake Hearn Drive, NE
Atlanta, Georgia  30319

RE:  Cox Cable Communications
     Reward and Incentive Program for Ajit Dalvi

Dear Ajit:

     Cox Cable Communications desires to recognize the special efforts made by you in creating significant shareholder value through your finding and nurturing the Company's investment in Discovery Communications, Inc. (DCI). As such, a tailored reward and incentive program has been approved that contains many of the features of the long-term incentive plan which is anticipated to be offered to key executives at DCI.

     In its essence, Cox Cable will fund for you a phantom equity investment of $100,000 in DCI as a reward for efforts to date. To encourage further expansion of the Discovery vision and creation of additional value for shareholders, appreciation rights on $200,000 of phantom equity is granted. Yearly values represented by these investments will be determined by appraisers selected by Cox Enterprises, Inc. In total, the sum of the future value of the phantom equity investment and the appreciation rights can be worth up to $1 million.
The intent of this special program is to produce significant net worth for you based on your continued service and contributions.

     Specific features of the program are:

 .    At a subsequent date, the phantom equity investment and the appreciation rights will be determined as a specific number of units or rights whose grant value is based on the dollar amounts shown above. The value of DCI, which will be converted to a per-share value for plan purposes, will be back dated to the value as of December 31, 1991. In this manner, you have the opportunity to be rewarded for the growth in value during 1992.

 .    The phantom equity investment and the appreciation rights are for a period of six years, at which time all value generated under the plan will be paid to you, subject to your continuous employment by Cox Cable or another unit of Cox Enterprises, Inc. during the program's full term. Thus, the full term of the program will run from January 1, 1992 to December 31, 1997.

 .    Appreciation rights will vest on the same schedule used by Cox
     Enterprises, Inc. Unit Appreciation Plan; -- 60 percent will vest after three years after start date of January 1, 1993, and an additional 20 percent each year thereafter.

 .    In order to avoid constructive receipt, only in the event of significant financial hardship approved by the Chairman and Chief Executive Officer of Cox Enterprises, Inc. will the value represented by the phantom equity investment be made available before the end of the six year period. Further, all opportunities for current or future value from the phantom equity investment are forfeited should your employment be terminated for reasons other than retirement, disability, or death.

 .    Should your employment terminate for reasons of death, disability, or retirement, the value of the phantom equity investment, together with the value of the appreciation rights, will be paid out to your estate, based on the most recent appraisal of DCI. Vesting in these cases will follow that prescribed by the Cox Enterprises, Inc. Unit Appreciation Plan.

 .    Values generated under the program may be paid either cash, CEI common stock, or a combination of both. If the payment is made in cash, it can be paid either as a lump sum or in five equal installments. All determinations as to the type of payout and the time period are to be determined by the Chairman and Chief Executive Officer of Cox Enterprises, Inc.

     To provide some perspective on the potential future value of the program, the following scenarios are offered:

$100,000 Phantom Equity Investment
$200,000 Phantom Appreciation Rights
6 year term (initial value of December 31, 1991)
Maximum total value $1 million.
-----------------------------------------------------------------------------------
                     COMPOUND ANNUAL GROWTH IN VALUE SCENARIOS
-----------------------------------------------------------------------------------
                                   10%        15%        20%        25%          30%
-----------------------------------------------------------------------------------
Phantom Equity Investment    $171,200   $231,300   $298,600   $381,500   $  482,700
-----------------------------------------------------------------------------------
Appreciation Rights           154,300   $262,600   $397,200   $562,900   $  765,400
-----------------------------------------------------------------------------------
Total                        $325,500   $493,900   $695,800   $944,400   $1,000.000*
-----------------------------------------------------------------------------------
*Maximum
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

     With thanks for your many contributions to the success of DCI,  I remain,

                         Very truly yours,


                        /s/ James O.Robbins
                        ---------------------
                        James O. Robbins